Exhibit 1.4

JOHN DEERE CAPITAL CORPORATION

JDCC InterNotes®

Due Nine Months or More from Date of Issue

AMENDMENT TO DISTRIBUTION AGREEMENT

Reference is made to the Distribution Agreement dated as of February 26, 2009, as amended by the Assignment and Acceptance Agreement dated as of August 12, 2009, an amendment dated as of April 21, 2011 and an amendment dated as of April 17, 2014 (together, the “Distribution Agreement) between John Deere Capital Corporation (the “Company”), InCapital LLC (the “Purchasing Agent”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agent”).  The Company, the Purchasing Agent and the Agent agree as follows:

(1)        All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Distribution Agreement.

(2)        The Distribution Agreement is hereby amended (“Amendment”) as follows:

(a)        to revise the definition of “Registration Statement” to refer to the automatic registration statement on Form S-3 ASR (Registration Statement No. 333-217193) filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on April 7, 2017.

(b)        to increase the amount of Notes (the “New Notes”) (which are part of a series of securities heretofore established and titled JDCC InterNotes®, Due Nine Months or More from Date of Issue) that as of April 7, 2017 the Company has authorized the issuance and sale of up to $3,000,000,000 aggregate principal amount (or its equivalent based upon the applicable exchange rate at the time of the applicable trade date, in one or more foreign currencies designated by the Company) to or through the Purchasing Agent as agent of the Company in soliciting offers for the purchase of the New Notes.

(3)        The New Notes will be subject to the same terms and conditions as applicable to the Notes immediately prior to this amendment, except for the terms of the Third Supplemental Indenture that will apply to the New Notes issued after the date hereof.

(4)        Each of the Company, the Purchasing Agent and the Agent hereby acknowledges receipt of this Amendment.

(5)        This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State.

(6)        This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 7th day of April, 2017.

JOHN DEERE CAPITAL CORPORATION

By:	/s/ Thomas C. Spitzfaden
	Name:	Thomas C. Spitzfaden
	Title:	Vice President & Treasurer

INCAPITAL LLC

By:	/s/ Brian Walker
	Name:	Brian Walker
	Title:	Managing Director

CONFIRMED AND ACCEPTED, as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Happy Hazelton
Name: Happy Hazelton
Title: Managing Director